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                                                                    Exhibit 23.1
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                        CONSENT OF INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Vacation Break U.S.A., Inc. Directors' Stock Option Plan and Vacation Break U.S.A., Inc. 1995 Stock Option plan for the registration of 425,127 shares of Fairfield Communities, Inc. common stock of our report dated January 29, 1997, except for Note 11, as to which the date is February 28, 1997, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K as amended by Forms 10-K/A) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                              Ernst & Young LLP



Little Rock, Arkansas
December 18, 1997